UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 13, 2015

Commission File Number	Exact Name of Registrants as Specified in their Charters, State of Incorporation, Address and Telephone Number	IRS Employer Identification Number

1-03779	SAN DIEGO GAS & ELECTRIC COMPANY (California Corporation) 8326 Century Park Court San Diego, California 92123 (619) 696-2000	95-1184800

1-01402	SOUTHERN CALIFORNIA GAS COMPANY (California Corporation) 555 West Fifth Street Los Angeles, California 90013 (213) 244-1200	95-1240705

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Five Year, One Billion Dollar Revolving Credit Facility

On October 13, 2015, San Diego Gas & Electric Company and Southern California Gas Company entered into an Amended and Restated Five Year Credit Agreement with a syndicate of 20 lenders for which JPMorgan Chase Bank, N.A. serves as administrative agent. No single lender has a commitment exceeding 7% of the facility amount.

San Diego Gas & Electric Company and Southern California Gas Company are both indirect subsidiaries of Sempra Energy.

The credit facility has become effective and permits revolving credit borrowings by each company of up to $750 million through October 13, 2020 subject to a combined borrowing limit for both companies of one billion dollars. It also provides for the issuance of letters of credit on behalf of each company subject to a combined letter of credit commitment of $250 million for both companies with the amount of borrowings otherwise available under the facility reduced by the amount of outstanding letters of credit.

Subject to obtaining commitments from existing or new lenders and satisfaction of other specified conditions, the companies have the right to increase, in one or more requests, the aggregate amount of the commitments by $250 million. In such event, each company’s individual borrowing limit would increase by 75% of the amount of the increase of the aggregate commitments.

Borrowings under the credit facility, none of which are outstanding, would bear interest at benchmark rates plus a margin that varies with the borrowing company’s credit rating. The facility also requires each company to maintain at the end of each quarter a ratio of total indebtedness to total capitalization (as defined in the facility) of no more than 65%.

Each company’s obligations under the credit facility are individual obligations and a default by one company would not constitute a default or preclude borrowings by, or the issuance of letters of credit on behalf of, the other company. The credit facility contains customary representations and warranties, covenants and events of default. In the case of an event of default by one of the companies (the “Defaulting Company”), including cross defaults relating to certain other indebtedness of the Defaulting Company and its material subsidiaries in excess of $150 million, the lenders may terminate the credit facility with respect to the Defaulting Company and declare the amounts outstanding (including accrued interest and unpaid fees) payable immediately with respect to that Defaulting Company. For events of default relating to insolvency or bankruptcy, the commitments are automatically terminated and the amounts outstanding become payable immediately, in each case with respect to the Defaulting Company.

The credit facility amends, restates and supersedes the companies’ combined $877 Million Five Year Credit Agreement that was scheduled to expire in 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

SAN DIEGO GAS & ELECTRIC COMPANY
(Registrant)

Date: October 13, 2015	By: /s/ Bruce A. Folkmann
Bruce A. Folkmann Vice President, Controller and Chief Financial Officer

SOUTHERN CALIFORNIA GAS COMPANY
(Registrant)

Date: October 13, 2015	By: /s/ Bruce A. Folkmann
Bruce A. Folkmann Vice President, Controller and Chief Financial Officer